EXHIBIT 99
                                                                      ----------
                                                  CONTACT:  Marcia Appel (Media)
                                                                  (612) 931-8742
                                                            mappel@musicland.com
                                                                      or
                                                          Brant Skogrand (Media)
                                                                  (612) 931-8325
                                                         bskogrand@musicland.com
                                                                      or
                                                          Jim Nermyr (Investors)
                                                                  (612) 931-8007
                                                           jnermyr@musicland.com


              MUSICLAND ANNOUNCES SENIOR SUBORDINATED DEBT OFFERING
         MINNEAPOLIS, MINN., (April 2, 1998) - Musicland Stores Corporation (NYSE:MLG) today said that it had signed an agreement on April 1 for the placement of $150.0 million of 9 7/8 percent Senior Subordinated Notes due March 15, 2008, at a purchase price of 99.211 percent of face value. The net proceeds of the placement to the company, after deducting discounts, commissions and expenses, will be used to replace a portion of existing senior debt. The closing of the placement is scheduled to occur on Monday, April 6, subject to normal and customary closing conditions.
         The notes have been placed pursuant to exemptions from registration under the Securities Act of 1933. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the notes.
         Based in Minneapolis, Musicland Stores Corporation is a nationwide U.S. specialty retailer of prerecorded home-entertainment products. As of March 31, 1997, the company operated 1,350 retail stores in 49 states, Puerto Rico, the


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Virgin  Islands  and  the  United  Kingdom  under  the names Media Play, On Cue,
Suncoast Motion Picture Company and Sam Goody/Musicland.

                                       ###

         Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause the company to not issue the above mentioned securities, including the impact of changing economic or business conditions, unfavorable interest rates and other risk factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.
         To obtain a facsimile copy of Musicland Stores Corporation press releases, at no cost to you, call 1-800-758-5804, extension 585763. You may access Musicland's press release information on the Internet at http://www.prnewswire.com/cnoc/cnoc.html.


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